Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES
$13.7 MILLION CONTRACT WIN

HOUSTON — March 1, 2005 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it has been awarded an important water main contract by the City of Houston. The job entails constructing a new 13,300 linear foot, 66 inch diameter water line along World Houston Blvd. to tie the surface water to the North Harris County Regional Water Authority. Work on the $13.7 million contract is scheduled to begin in April and to be completed before the end of 2005.

Commenting, Pat Manning, Sterling’s Chairman said, “This award will help Sterling maintain its very high contract backlog, which should enable the Company to maximize the efficiency of its crews and equipment in the important Houston market.”

Sterling, through its wholly-owned subsidiary Sterling Houston Holdings, Inc., (the “Construction Segment”) is primarily a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects. Sterling also operates Steel City Products, Inc. (the “Distribution Segment”), a wholesale distributor based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	Robert Greenberg 212-836-9611